Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2020 Results

THIRD QUARTER SUMMARY:

  Gross profit: $107.8 million, down 9.3% y/y
  Net income: $16.9 million, down 28.7% y/y
  Diluted EPS: $0.64, compared to $0.90 y/y
  Cash balance: $108.1 million

MERRIMACK, N.H.--(BUSINESS WIRE)--November 9, 2020--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, and education markets, today announced results for the third quarter ended September 30, 2020.

“While clearly not yet at pre-COVID-19 levels, business activity continues to improve as reflected in a substantially better Q3 performance compared with our second quarter, “said Tim McGrath, President and CEO of Connection. “In particular, we benefitted during the quarter from growing demand for digital ecommerce platforms, software subscriptions, managed services and security.”

McGrath continued, “I am proud of, and grateful to, our people who continue to work hard helping customers navigate the challenges brought about by the pandemic. The steps we have taken to stabilize and strengthen our business during this time have enhanced our ability to deliver even better service for customers and drive profitable growth for shareholders.”

Net sales for the quarter ended September 30, 2020 decreased by 10.5% to $652.8 million, compared to $729.4 million for the prior year quarter. The reduction in revenue year over year is primarily due to the continuing impact of the COVID-19 pandemic, which resulted in lower demand from customers and had an adverse impact on our business. Net income for the third quarter ended September 30, 2020 decreased by 28.7% to $16.9 million, or $0.64 per diluted share, compared to net income of $23.7 million, or $0.90 per diluted share, for the prior year quarter.

Net sales for the nine months ended September 30, 2020 decreased by 9.0% to $1.9 billion, compared to $2.1 billion for the nine months ended September 30, 2019. Net income for the nine months ended September 30, 2020 decreased by 34.4% to $39.5 million, or $1.50 per diluted share, compared to net income of $60.1 million, or $2.27 per diluted share, for the nine months ended September 30, 2019.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $99.3 million for the twelve months ended September 30, 2020, compared to $129.0 million for the twelve months ended September 30, 2019. 1

During the third quarter, the Company recorded certain out-of-period adjustments, related primarily to the Business Solutions segment, which increased net sales, gross profit and net income for the third quarter ended September 30, 2020 by $0.9 million, $4.2 million, and $3.0 million, respectively. The Company has determined that these out-of-period adjustments were not material to any previously issued financial statements or for the third quarter where they were corrected.

Quarterly Highlights

  We saw strong demand in our Retail vertical market. Our industry expertise is a differentiator to our customers looking to transform their businesses to adapt to current market conditions.
  Our State and Local business grew nearly 10%, as higher education continues to evolve to a hybrid environment of classroom and online learning.
  In Healthcare, we are working with our customers to optimize their infrastructure following the first and second waves of the COVID-19 virus. Our healthcare revenue this quarter matched last year’s levels.
  We saw strong demand for software as a service, and we expect continued growth in this area for workplace transformation, cloud, security and business resiliency solutions through our Technology Solutions Group (“TSG”). TSG delivers comprehensive technology solutions to our customers through a combination of advanced consulting and industry-leading brands.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 15.6% to $231.0 million in the third quarter of 2020, compared to $273.8 million in the prior year quarter. Gross profit decreased by 10.7% to $46.6 million in the third quarter of 2020, compared to $52.1 million in the prior year quarter. Gross margin increased by 112 basis points to 20.2% primarily due to an increase in sales of cloud-based and security software, which are recognized on a net basis.
  Net sales for the Public Sector Solutions segment decreased by 8.7% to $162.0 million in the third quarter of 2020, compared to $177.4 million in the prior year quarter. Sales to the federal government decreased by 46.3%, compared to the prior year quarter, while sales to state and local government and educational institutions increased by 9.9%. Gross profit decreased by 7.4% to $22.8 million in the third quarter of 2020, compared to $24.6 million in the prior year quarter. Gross margin increased by 20 basis points to 14.1% primarily due to an increase in sales of cloud-based and security software, which are recognized on a net basis.
  Net sales for the Enterprise Solutions segment decreased by 6.7% to $259.8 million in the third quarter of 2020, compared to $278.3 million in the prior year quarter. Gross profit decreased by 8.7% to $38.4 million in the third quarter of 2020, compared to $42.1 million in the prior year quarter. Gross margin decreased by 33 basis points to 14.8% primarily due to changes in customer and hardware product mix.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, decreased by 8% year over year and accounted for 31% of net sales in the third quarter of 2020, compared to 30% of net sales in the third quarter of 2019.
  Accessories sales decreased by 5% year over year and accounted for 13% of net sales in the third quarter of 2020, compared to 12% of net sales in the third quarter of 2019.
  Software sales decreased by 2% year over year and accounted for 12% of net sales in the third quarter of 2020, compared to 11% of net sales in the third quarter of 2019. Software revenue recognized on a net basis, such as, cloud-based software offerings, continues to grow rapidly.
  Desktop sales decreased by 31% year over year and accounted for 10% of net sales in the third quarter of 2020, compared to 13% of net sales in the third quarter of 2019.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2020 to $86.8 million from $86.2 million in the prior year quarter. SG&A as a percentage of net sales, was 13.3%, compared to 11.8% in the prior year quarter. The increase in SG&A was primarily due to an increase in costs associated with our new ERP system that went live in the second quarter. These costs were related to adjustments and process improvement initiatives that will continue in the fourth quarter, but at a lower level than experienced in the third quarter of 2020.

Cash and cash equivalents were $108.1 million at September 30, 2020, compared to $90.1 million at December 31, 2019.

Conference Call and Webcast

Connection will host a conference call and live web cast today, November 9, 2020 at 4:30 p.m. ET to discuss its third quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019 as updated in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended September 30, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2020	2019
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$652,752	$729,410	(11%)
Diluted earnings per share	$0.64	$0.90	(29%)

Gross margin	16.5%	16.3%
Operating margin	3.2%	4.5%
Return on equity (1)	10.2%	15.0%

Inventory turns	15	16
Days sales outstanding	73	52

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	31%	30%
Accessories	13	12
Software	11	11
Desktops	10	13
Net/Com Products	10	7
Servers/Storage	9	8
Displays	8	10
Other Hardware/Services	8	9
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,142	26,316
Total book value per share	$24.03	$22.16
Tangible book value per share	$20.94	$19.04
Closing price	$41.06	$38.90
Market capitalization	$1,073,391	$1,023,692
Trailing price/earnings ratio	17.7	12.7
LTM Adjusted EBITDA (2)	$99,291	$128,971
Adjusted market capitalization/LTM Adjusted EBITDA (3)	9.7	7.2
(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2020		2019
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$ 259,767	14.8%	$ 278,295	15.1%
Business Solutions	230,985	20.2	273,756	19.0
Public Sector Solutions	162,000	14.1	177,359	13.9
Total	$ 652,752	16.5%	$ 729,410	16.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2020	2019	2020	2019

Net sales	$ 652,752	$ 729,410	$ 1,914,603	$ 2,103,407
Cost of sales	544,922	610,547	1,604,656	1,768,210
Gross profit	107,830	118,863	309,947	335,197

Selling, general and administrative expenses	86,753	86,226	256,640	252,125
Restructuring and other charges	-	-	992	703
Income from operations	21,077	32,637	52,315	82,369

Other income/(expense), net	(17)	62	80	444
Income tax provision	(4,130)	(8,949)	(12,926)	(22,668)
Net income	$ 16,930	$ 23,750	$ 39,469	$ 60,145

Earnings per common share:
Basic	$ 0.65	$ 0.90	$ 1.51	$ 2.28
Diluted	$ 0.64	$ 0.90	$ 1.50	$ 2.27

Shares used in the computation of earnings per common share:
Basic	26,130	26,323	26,158	26,339
Diluted	26,311	26,479	26,337	26,496

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$ 108,051	$ 90,060
Accounts receivable, net	588,960	549,626
Inventories, net	134,689	124,666
Income taxes receivable	-	1,388
Prepaid expenses and other current assets	12,016	10,671
Total current assets	843,716	776,411
Property and equipment, net	63,189	64,226
Right-of-use assets, net	13,768	13,842
Goodwill	73,602	73,602
Intangibles assets, net	7,393	8,307
Other assets	1,666	947
Total Assets	$ 1,003,334	$ 937,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 283,163	$ 235,641
Accrued payroll	20,200	28,050
Accrued expenses and other liabilities	34,997	45,232
Total current liabilities	338,360	308,923
Deferred income taxes	20,170	20,170
Operating lease liability	10,579	10,330
Other liabilities	5,948	600
Total Liabilities	375,057	340,023
Stockholders’ Equity:
Common stock	289	288
Additional paid-in capital	119,762	118,045
Retained earnings	554,163	514,694
Treasury stock at cost	(45,937)	(35,715)
Total Stockholders’ Equity	628,277	597,312
Total Liabilities and Stockholders’ Equity	$ 1,003,334	$ 937,335

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income	$16,930	$23,750	$39,469	$60,145
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,833	3,107	10,335	10,184
Provision for doubtful accounts	(351)	527	3,276	181
Stock-based compensation expense	618	426	1,866	1,259
Deferred income taxes	-	-	-	10
Loss on disposal of fixed assets	-	(4)	13	114

Changes in assets and liabilities:
Accounts receivable	(141,893)	21,478	(42,610)	(31,390)
Inventories	30,943	49,826	(10,023)	(6,883)
Prepaid expenses and other current assets	1,434	229	43	3,702
Other non-current assets	(539)	88	(719)	319
Accounts payable	36,236	(61,348)	48,736	(3,167)
Accrued expenses and other liabilities	(3,223)	(1,386)	(3,987)	5,548
Net cash provided by (used in) operating activities	(56,012)	36,693	46,399	40,022

Cash Flows from Investing Activities:
Purchases of equipment	(1,397)	(6,744)	(9,611)	(20,621)
Net cash used in investing activities	(1,397)	(6,744)	(9,611)	(20,621)

Cash Flows from Financing Activities:
Dividend payment	-	-	(8,427)	(8,452)
Purchase of treasury shares	-	(862)	(10,222)	(4,363)
Issuance of stock under Employee Stock Purchase Plan	-	-	536	609
Payment of payroll taxes on stock-based compensation through shares withheld	(483)	(337)	(684)	(409)
Net cash used in financing activities	(483)	(1,199)	(18,797)	(12,615)
Increase (decrease) in cash and cash equivalents	(57,892)	28,750	17,991	6,786
Cash and cash equivalents, beginning of period	165,943	69,739	90,060	91,703
Cash and cash equivalents, end of period	$108,051	$98,489	$108,051	$98,489

Non-cash Investing Activities:
Accrued capital expenditures	$248	$1,684	248	1,684

Supplemental Cash Flow Information:
Income taxes paid	$12,716	$7,009	$13,798	$18,972

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2020	2019	% Change	2020	2019	% Change
Net income	$ 16,930	$ 23,750	(29%)	$ 61,435	$ 81,445	(25%)
Depreciation and amortization	3,833	3,107	23%	13,465	13,885	(3%)
Income tax expense	4,130	8,949	(54%)	20,826	30,251	(31%)
Interest expense	25	28	(11%)	103	119	(13%)
EBITDA	24,918	35,834	(30%)	95,829	125,700	(24%)
Restructuring and other charges (2)	-	-	100%	992	1,670	(41%)
Stock-based compensation	618	426	45%	2,470	1,601	54%
Adjusted EBITDA	$ 25,536	$ 36,260	(30%)	$ 99,291	$ 128,971	(23%)
(1) LTM: Last twelve months
(2) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.

(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net income	$ 16,930	$ 23,750		$ 39,469	$ 60,145
Restructuring and other charges, net of tax (1)	-	-		747	510
Adjusted Net Income	$ 16,930	$ 23,750	-29%	$ 40,216	$ 60,655	-34%
Diluted shares	26,311	26,479		26,337	26,496
Adjusted Diluted Earnings per Share	$ 0.64	$ 0.90	-28%	$ 1.53	$ 2.29	-33%

(1) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com